Exhibit 10.1
SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
This SECOND AMENDMENT amends the Employment Agreement (the “Agreement”) entered into as of October 24, 2006, by and between Pennichuck Corporation (the “Corporation”), a New Hampshire corporation with principal offices at 25 Manchester St. Merrimack, New Hampshire and Duane C. Montopoli (the “Executive”) of North Andover, Massachusetts.
In consideration of the mutual covenants herein contained, and other good and valuable consideration, the Corporation and Executive hereby amend the Agreement as follows:
1. Article 5.1 shall be amended by deleting the period at the end of the first sentence and inserting a comma in its place, followed by the following:
“including group accidental death and dismemberment insurance and long-term care insurance.”
2. Article 7.3(a) shall be amended by deleting in its entirety the first and only sentence and inserting in lieu thereof the following:
“Notwithstanding the foregoing, if the Corporation terminates the Executive’s employment without Cause, or if the Executive terminates his employment with Good Reason, within twenty-four (24) months following a Change of Control, the Corporation shall provide the Executive with a lump-sum payment equal to the sum of:
(i) two (2) times the sum of:
(A) the Executive’s annual salary rate in effect as of the Change of Control or, if greater, the rate in effect as of his termination from employment (said greater amount, the “Annual Salary Rate”), and
(B) an amount equal to the sum of the Executive’s aggregate target bonus of 40% of the Annual Salary Rate as set forth in Section 4.2 above and any other cash bonus for which he may be entitled, and
(ii) the cost to the Corporation, as of the Change of Control, of continuation of the fringe benefits provided under Sections 5.1 above (with the exception of participation in the retirement plans), for a period of twenty-four (24) months. Without limiting the foregoing, with respect to benefits provided by means of insurance, the cost of providing such benefits shall be the portion of the premiums paid by the Corporation; to the extent benefits are not provided by means of insurance, the cost shall be the benefit payments. For this purpose, the cost of future premiums and benefit payments shall not be subject to reduction to reflect their present value.

In any case where this Section 7.3(a) shall apply, (a) there shall be no requirement of thirty (30) days prior written notice to either party, provided however, that if a consequence of the Change of Control is to cause the Corporation’s stock to cease being publicly traded on an established securities market (i.e., within the meaning of Treasury Regulation Section 1.409A-1(i)(1)), the Corporation shall not terminate the Executive’s employment earlier than that date which is one day after the date on which the Corporation ceases being a publicly-traded company in accordance with the foregoing, and (b) prior to and in consideration for said lump-sum payment, the Executive shall execute and deliver to the Corporation, in form and content acceptable to the Corporation, a release of all claims and causes of action that the Executive has or may ever have against the Corporation arising from the termination of the Executive’s employment and under this Agreement provided that nothing herein shall require a release of claims of breach of this Agreement.”
3. Article 7.4(a) shall be amended by adding the following sentence at the end of the paragraph that immediately follows clause (vii) thereunder:
“Notwithstanding any provision in this Article 7.4(a) to the contrary, in no event shall Cause exist at any time during the forty-five (45) calendar day period commencing on a Change of Control described in Article 7.4(b) of this Agreement.”
4. Article 7.4(b) shall be amended by (a) deleting the word “or” following the semi-colon in clause (iii), (b) deleting the period at the end of clause (iv) and by inserting in lieu thereof the following, “; or” and (c) by inserting immediately after clause (iv) the following:
“(v)	to the extent not otherwise described in the preceding clauses (i) through (iv), inclusive, there shall be consummated a transaction of the type contemplated under the Agreement And Plan of Merger between the City of Nashua, New Hampshire and the Corporation.”
5. Article 7.4(c) shall be amended by inserting immediately prior to the semi-colon in clause (ii) the following:
“provided, however, and without limiting the foregoing, the Executive shall be deemed, for this purpose, to experience a material reduction in and loss of authority and responsibility constituting “Good Reason” if and when the Executive ceases to be the chief executive officer of a publicly-traded company (within the meaning of Treasury Regulation Section 1.409A-1(i)(1)), e.g., because stock of the Corporation is not publicly traded on an established securities market.”
6. New Article 7.7 shall be added and shall read as follows:
“Upon termination of employment for any reason, (A) the Executive shall be permitted to take possession, title and ownership, without charge, of the personal electronic equipment provided to him by the Corporation and in his possession (e.g., laptop computer, cell phone, etc.) immediately prior to the earlier to occur of the date of Change of Control or the Executive’s employment termination date, and (B) the Corporation agrees to transfer to the Executive his cell phone number if then under the control of the Corporation.”

7. Article 12.1 shall be amended by deleting the entire paragraph and replacing it with the following new paragraph:
“The Executive agrees that during the Term of this Agreement and for a period of twelve (12) months after the Term expires, he will not engage in any activity or business endeavor which directly competes with the regulated water utility business operations and/or the non-regulated water service business operations (separately and together, the “Water Business”) conducted by the Corporation within the New England region, so called, encompassing the states of New Hampshire, Maine, Vermont, Massachusetts, Rhode Island and Connecticut. The Executive agrees not to divert or attempt to divert from the Corporation any of its existing Water Business within said New England region, and particularly not influence or attempt to influence any of the Corporation’s Water Business customers to do business with any other regulated or non-regulated water business; and further, he will not solicit or attempt to solicit directly or indirectly any employee of the Corporation to leave its employ to join any other Water Business. In addition to constituting a material breach of this Agreement, failure to comply with the provisions of this Article XII in any material respect will result in the Executive’s forfeiting any payments to which he might otherwise be entitled hereunder and/or the reimbursement to the Corporation upon demand of any payments previously paid to the Executive upon termination of employment. The parties agree that the Corporation may pursue any remedy under law or at equity, including specific performance and injunctive relief, to protect its rights hereunder and that money damages alone will be inadequate. This Article XII shall survive the termination of this Agreement.”
THIS SECOND AMENDMENT to the Employment Agreement is executed as of the 15th day of November, 2010, by:

WITNESS:	PENNICHUCK CORPORATION

/s/ Ruth McNally	By:	/s/ James M. Murphy Name:
Its: Chairman, Compensation and Benefits Committee

WITNESS:	EXECUTIVE:

/s/ Karen Giotas	/s/ Duane C. Montopoli

Duane C. Montopoli

3